Exhibit 10.1

EARLY RETIREMENT AGREEMENT

This Early Retirement Agreement dated as of November 4, 2009 (“Agreement”) between David Rickard (“Mr. Rickard” or “Executive”) and CVS Caremark Corporation (“CVS Caremark” or the “Company”) shall be effective as of the date it is signed by Executive (the “Effective Date”), so long as the Agreement is also signed by the Company’s Senior Vice President, Human Resources (the “SVP of HR”).

WHEREAS, Mr. Rickard has been employed by CVS Pharmacy, Inc. (CVS), a CVS Caremark subsidiary, as Executive Vice President, Chief Financial Officer and Chief Administrative Officer (“EVP and CFO”) of CVS Caremark Corporation;

WHEREAS, Mr. Rickard and CVS Caremark are parties to an Amended and Restated Employment Agreement dated as of December 22, 2008 (the “Employment Agreement”);

WHEREAS, Mr. Rickard and CVS Caremark desire to enter into an agreement setting forth the terms of Mr. Rickard’s early retirement from CVS;

WHEREAS, Mr. Rickard has thoroughly reviewed this Agreement, has entered into it voluntarily, and has consulted with legal counsel of his choice before signing this Agreement.

NOW THEREFORE, in consideration of the foregoing, and of the promises and mutual covenants herein contained, CVS Caremark and Mr. Rickard agree as follows:

1. EARLY RETIREMENT APPROVAL. CVS Caremark agrees to seek approval from the Management Planning and Development Committee (the “Committee”) of the Board of Directors of the Company for an Approved Early Retirement (as that term is defined in the Employment Agreement) effective as of the date requested by the Executive, provided that (a) such date shall be no earlier than September 15, 2009 and no later than March 31, 2010, and (b) the Executive shall work in good faith with the Company to select a date that will meet the Company’s business needs. For the purposes of this Agreement, the date approved by the Committee shall hereafter be referred to as the “Retirement Date”. Until the Retirement Date, Executive shall continue to perform his duties as EVP and CFO.

2. RETIREMENT BENEFITS. Upon the Retirement Date, and subject to the requirement set forth in Section 10(j) of the Employment Agreement, Executive shall be entitled to the payments and benefits as set forth in Section 10(f) of the Employment Agreement. Nothing in this paragraph is intended to limit any other rights or benefits that Executive may be entitled to under the Employment Agreement or any benefit plan of the Company.

3. GENERAL RELEASE OF CLAIMS. On or within sixty (60) days after the Retirement Date, Executive shall sign the General Release and Covenant Not to Sue attached as Exhibit A. The execution of such release of claims shall satisfy Executive’s obligation under Section 10(j) of the Employment Agreement.

4. RESTRICTIVE COVENANTS. Effective as of the date that the Committee approves Executive’s Retirement Date, Section 12(b)(v) of the Employment Agreement is amended as follows: the words “the remainder of the Term of Employment” are stricken and replaced with “the twenty-four (24) month period following the Executive’s Approved Early Retirement or Normal Retirement”.

5. RETURN OF PROPERTY. Mr. Rickard agrees that on or before the Retirement Date he shall return to CVS Caremark all property of CVS Caremark or any Subsidiary (as that term is defined in Section 11(d) of the Employment Agreement) in his control or possession, including but not limited to the originals and copies of any information provided to or acquired by Mr. Rickard in connection with the performance of his duties for CVS Caremark or a Subsidiary, including but not limited to all files, correspondence, communications, memoranda, e-mails, slides, records, and all other documents, no matter how produced or reproduced, all computer equipment, programs and files, and all office keys and access cards, it being hereby acknowledged that all of said items are the sole and exclusive property of CVS Caremark. This paragraph shall not require Mr. Rickard to return his or his spouse’s employee discount cards.

6. NOTIFICATION TO COMPANY. In the event Executive receives a subpoena, deposition notice, interview request, or other process or order which requires or may reasonably be construed to require Executive to produce Confidential Information (as that term is defined in Section 11(c) of the Employment Agreement”), Executive shall promptly: (i) notify the Company of the item, document, or information sought by such subpoena, deposition notice, interview request, or other process or order; (ii) furnish the Company with a copy of said subpoena, deposition notice, interview request, or other process or order; and (iii) provide reasonable cooperation with respect to any procedure that CVS Caremark or any Subsidiary may initiate at their expense to protect Confidential Information or other interests. If CVS Caremark or any Subsidiary objects to the subpoena, deposition notice, interview request, process, or order, Executive shall cooperate to permit the Company or Subsidiary to ensure that there shall be no disclosure until the court or other applicable entity has ruled upon the objection or otherwise ordered Executive to make such disclosure, and then only in accordance with the ruling so made, unless Executive is ordered by the court or other applicable entity to do so in the interim. If no such objection is made despite a reasonable opportunity to do so, Executive shall be entitled to comply with the subpoena, deposition notice, interview request, or other process or order provided that Executive has fulfilled the above obligations.

7. GOVERNING LAW. This Agreement shall be governed by and conformed in accordance with the laws of the State of Rhode Island without regard to its conflict of laws provisions. Any actions brought to enforce the terms of this Agreement shall be brought in a court of competent jurisdiction located in the State of Rhode Island.

8. COUNTERPARTS. This Agreement may be executed in counterparts and each counterpart will be deemed an original.

9. SECTION HEADINGS. Section headings contained in this Agreement are for convenience of reference only and shall not affect the meaning of any provision herein.

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10. ENTIRE AGREEMENT. This Agreement, together with the Employment Agreement as hereby amended, and any compensation, equity or benefit plan or agreement referred to herein or in the Employment Agreement, sets forth the entire agreement between the parties hereto with respect to its subject matter and fully supersedes any and all prior understandings, whether written or oral, between the parties concerning the subject matter of this Agreement. Executive acknowledges that he has not relied on any representations, promises or agreements of any kind made to him in connection with his decision to accept the terms of this Agreement, except for the representations, promises and agreements herein. Any modification to this Agreement must be in writing and signed by Executive and CVS Caremark’s Sr. Vice President, Human Resources or his authorized representative.

IN WITNESS WHEREOF, the parties knowingly and voluntarily executed this Early Retirement Agreement as of the dates set forth below.

DAVID RICKARD		CVS CAREMARK CORPORATION

/s/ David B. Rickard		BY:	/s/ V. Michael Ferdinandi
V. MICHAEL FERDINANDI
SENIOR VICE PRESIDENT -
HUMAN RESOURCES

DATE:	September 4, 2009	DATE:	November 4, 2009

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EXHIBIT A

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GENERAL RELEASE AND COVENANT NOT TO SUE

As a condition of receiving the post-termination compensation, benefits and other consideration set forth in the Amended and Restated Employment Agreement between David Rickard (“Executive”) and CVS Caremark Corporation (“CVS Caremark”) dated as of December 22, 2008 (the “Employment Agreement”) and the Early Retirement Agreement between Executive and CVS Caremark dated as of November 4, 2009 (the “Early Retirement Agreement”), Executive hereby agrees to the terms of this General Release and Covenant Not to Sue (“Release”).

1. GENERAL RELEASE OF CLAIMS. Executive hereby releases and forever discharges CVS Caremark Corporation and each of its divisions, affiliates, subsidiaries and operating companies, and the respective officers, directors, employees, agents and affiliates of each of them (collectively, the “Released Parties”) from any and all causes of action, lawsuits, proceedings, complaints, charges, debts, contracts, judgments, damages, and claims against the Released Parties, whether known or unknown, which Executive ever had, now has or which Executive or Executive’s heirs, executors, administrators, successors or assigns may have prior to the date this Release is signed by Executive, due to any matter whatsoever relating to Executive’s employment, compensation, benefits, and/or termination of Executive’s employment with CVS (collectively, the “Released Claims). The Released Claims include, but are not limited to, any claim that any of the Released Parties violated the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, Sections 1981 through 1988 of Title 42 of the United States Code, the Employee Retirement Income Security Act, the Immigration Reform and Control Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family Medical Leave Act, and/or the Occupational Safety and Health Act; any claim that any of the Released Parties violated any other federal, state or local statute, law, regulation or ordinance; any claim of unlawful discrimination of any kind; any public policy, contract, tort, or common law claim; and any claim for costs, fees, or other expenses including attorney’s fees incurred in these matters. Notwithstanding the foregoing, this Release does not include any rights that Executive cannot lawfully waive, and will not release any rights Executive has (a) to defense and indemnification from CVS or its insurers, (b) to any claim for any tort for personal injury not arising out of or related to his termination of employment; (c) to claims, actions, or rights arising under or to enforce the terms of the Employment Agreement or the Early Retirement Agreement; and/or (d) under any of the Company’s incentive compensation and employee benefit plans and programs to which Executive is entitled pursuant to the Employment Agreement and the Early Retirement Agreement.

2. COVENANT NOT TO SUE. Executive agrees not to file or initiate a lawsuit in any court or initiate an arbitration proceeding asserting any of the Released Claims against any of the Released Parties. Executive further agrees that he will not permit himself to be a member of any class in any court or in any arbitration proceeding seeking relief against the Released Parties based on claims released by this Release, and that even if a court or arbitrator rules that he may not waive a claim released by this Release, he will not accept any money damages or other relief in connection with any other action or proceeding asserting any of the Released Claims against any of the Released Parties. Executive agrees to reimburse CVS for any legal fees that CVS incurs as a result of any knowing breach of this paragraph by Executive.

3. NO PENDING ACTIONS; NO FAIR LABOR STANDARDS ACT CLAIMS. Executive represents that as of the date he signs this Release, Executive has not filed or initiated, or caused to be filed or initiated, any complaint, claim, action or lawsuit of any kind against any of the Released Parties in any federal, state or local court or agency. Executive represents that he is not aware of any facts that would support a claim by him against any of the Released Parties for any violation of the Fair Labor Standards Act.

4. WAIVER OF DAMAGES. Nothing in this Release is intended to or shall interfere with Executive’s right to participate in a proceeding with any appropriate federal, state or local government agency enforcing federal, state or local discrimination laws and/or cooperating with said agency in its investigation. Executive shall not, however, be entitled to receive any relief, recovery or monies in connection with any complaint or charge brought against any of the Released Parties with respect to any Released Claims, without regard as to who brought any such complaint or charge.

5. TIME TO CONSIDER AND REVOKE; ADVICE OF COUNSEL. Executive acknowledges that he has been afforded at least twenty-one (21) days to consider whether to sign this Release. If Executive elects not to take the twenty-one (21) days to consider this Release, Executive acknowledges having done so voluntarily and with the understanding that Executive is waiving a statutory right to do so. If Executive chooses to execute this Release, Executive has the right to revoke the acceptance at any time within seven (7) days of signing (the “Revocation Period”) by delivering a written revocation to CVS Caremark Corporation, Attention: V. Michael Ferdinandi, One CVS Drive, Woonsocket, RI 02895. Any such revocation shall state, “I hereby revoke my General Release and Covenant Not to Sue” and must be signed by Executive and received by the Company before the end of the Revocation Period. If Executive decides to revoke this Release, the revocation shall make this Release null and void and shall be deemed effective on the date received by the Company. Executive acknowledges that in the absence of a valid effective Release, Executive is not entitled to the post-employment payments and benefits set forth in Section 10 of the Employment Agreement. CVS hereby advises Executive to consult with an attorney before executing this Release.

DAVID RICKARD

/s/ David B. Rickard	Date Signed:

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